Exhibit 4.3

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of April 30, 2014, by and among the parties listed on Schedule A hereto (each an “Additional Guarantor” and collectively, the “Additional Guarantors”) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”). Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein (including terms used on Exhibit A attached hereto) shall have the meanings ascribed to them in the Indenture (as defined on Exhibit A attached hereto).
RECITALS
WHEREAS, Section 4.10 of the Indenture provides that if in accordance with the provisions of the Revolving Credit Facility the Company adds, or causes to be added, any Subsidiary that was not a Guarantor at the time of execution of the Original Indenture as a guarantor under the Revolving Credit Facility, such Subsidiary shall contemporaneously become a Guarantor under the Indenture;
WHEREAS, desiring to become a Guarantor under the Indenture, each of the Additional Guarantors is executing and delivering this Second Supplemental Indenture; and
WHEREAS, the consent of Holders to the execution and delivery of this Second Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Second Supplemental Indenture have been taken.
NOW, THEREFORE IT IS AGREED:
Section 1.Joinder. Each Additional Guarantor agrees that by its entering into this Second Supplemental Indenture it hereby unconditionally guarantees all of the Issuer’s obligations under (i) the 0.5% Exchangeable Senior Notes due September 2032, (ii)  any other Securities of any Series that has the benefit of Guarantees of other Subsidiaries of the Company, and (iii) the Indenture (as it relates to all such Series) on the terms set forth in the Indenture, as if each such Additional Guarantor was a party to the Original Indenture.
Section 2.    Ratification of Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.
Section 3.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 4.    Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by each Additional Guarantor shall bind each such Additional Guarantor’s successors and assigns, whether so expressed or not.
Section 5.    Separability Clause. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.    Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Second Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
Section 7.    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 8.    Role of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.
IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

THE ADDITIONAL GUARANTORS NAMED ON
SCHEDULE A HERETO, as Guarantors

By:	/s/ Joseph R. Sicree
Name: Joseph R. Sicree
Title: Designated Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O'Brien
Name: Laurence J. O'Brien
Title: Vice President

SCHEDULE A

Additional Guarantors as of April 30, 2014

Arbors Porter Ranch, LLC
Placentia Development Company, LLC
Plum Canyon Master LLC
Porter Ranch Development Co.
PRD Investors, Inc.
PRD Investors, LLC
Rancho Costera LLC
Shapell Hold Properties No. 1, LLC
Shapell Homes, Inc.
Shapell Industries, Inc.
Shapell Land Company, LLC
Toll Austin TX II LLC
Toll CA III LLC
Toll PA XVI, L.P.
Toll PA XVII, L.P.
Upper K Investors, Inc.
Upper K Investors, LLC
Upper K-Shapell, LLC

EXHIBIT A

For purposes of this Second Supplemental Indenture, the term “Indenture” shall mean that certain Indenture, dated as of September 11, 2012 (the “Original Indenture”) by and among Toll Brothers Finance Corp., Toll Brothers, Inc. as Guarantor, the other Guarantors identified therein and the Trustee; (i) the First Supplemental Indenture dated as of April 30, 2013 (the “First Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such First Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; and as may be further supplemented (including by this Second Supplemental Indenture) and/or amended.